Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of CorpAcq Group PLC (f/k/a Polaris Pubco Plc) on Form F-4 Post-Effective Amendment No. 1 File No. 333-275613 of our report dated November 16, 2023, except for Note 2 Section 2.4, as to which the date is May 30, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of CorpAcq Holdings Limited as of December 31, 2022 and for the years ended December 31, 2022 and 2021 which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We were dismissed as auditors on November 20, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements, except for Note 2 Section 2.4, as to which the date is May 30, 2024, appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

May 30, 2024